Exhibit 2.4

AGREEMENT

Made and entered into in Ramat Gan on this 3rd day of May, 2007

By and Between:	I. Rauch & Co. Financial Consultants Ltd.
Private Company No. 511598732 Of 22 Be’eri Street, Tel Aviv, 64232 (hereinafter: “I. Rauch”)

of the first part;

And:	Mazcold Ltd. Private Company No. Of 7 Jabotinsky Street, Ramat Gan (Hereinafter: “the Company”)

of the second part;

WHEREAS:	I. Rauch has purchased the ownership rights in the intellectual property specified in Annex A to this Agreement, from Nitzanei Investments Ltd. (hereinafter: Nitzanei Investments”), being free and clear of any debt, lien and/or third party right, after Nitzanei Investments purchased them in accordance with the protocol in Bankruptcy Case 258/98 (Miscellaneous Civil Application 7195/06) at the Haifa District Court, attached as Annex B to this Agreement; and

WHEREAS:	I. Rauch holds the ownership rights in the application for registration of the patent specified in Annex C to this Agreement; and

WHEREAS:	I. Rauch is desirous of granting the Company an option to purchase the entire ownership rights in the intellectual property specified in Annex A and the option to use the intellectual property specified in Annex C to this Agreement, As Is, and subject to the accuracy of the representations of I. Rauch herein, all subject to the terms set forth in this Agreement.

Now therefore, it is declared, stipulated and agreed between the parties as follows:

1.	Preamble and Interpretation

1.1	The preamble to this Agreement constitutes an integral part hereof and shall be read in conjunction with the rest of its sections.

1.2	The headings of the sections in this Agreement are solely for convenience purposes and are not to be used for interpretation purposes.

1.3	No change, addition or deletion made following signature of this Agreement shall be valid, except if made in writing and signed by all parties hereto.

1.4	No provision of any of the terms and provisions included in this Agreement shall derogate from any other terms or provision of this Agreement, but shall rather add thereto, unless stated otherwise in this Agreement.

1.5	All provisions and/or expressions used in the singular form shall include also the plural form and vice versa, and all provisions and/or expressions used in the female form shall include also the male form, and vice versa, and any reference made to a person shall include also a corporation and vice versa.

1.6	All annexes attached to this Agreement constitute an integral part hereof.

2.	Representations of the Parties

Representations of I. Rauch

2.1	I. Rauch represents that it is the owner of the intellectual property specified in Annexes A and C to this Agreement, that except for I. Rauch, no other third party has rights in the intellectual property specified in Annexes A and C to this Agreement, and that I. Rauch’s rights in the intellectual property are free and clear of any lien, pledge and/or third party right.

2.2	I. Rauch represents that it has purchased the entire assets and rights which had been purchased by Nitzanei Investments, private company no. 511571630, within the framework of Bankruptcy Case 258/98 Miscellaneous Civil Application 7195/06. A copy of the decree regarding the purchase of intellectual property rights in Bankruptcy Case 258/98 (Miscellaneous Civil Application 7195/06) (since an application for a decree was filed with the court – its absence shall not constitute a breach of the Agreement), an approval by the Board of Directors of Nitzanei Investments, together with an approval by the attorney of Nitzanei Investments, for the sale of the intellectual property and an approval by an attorney that the entire sum for the purchase of the intellectual property rights has been paid within the framework of Bankruptcy Case 258/98, are attached to this Agreement as Annex D.

2.3	I. Rauch represents that it is the legal and sole owner of the application for registration of the patent specified in Annex C to this Agreement. A copy of the application for registration of the patent and the approval of I. Rauch, together with an approval by I. Rauch’s attorney, are attached to this Agreement as Annex E.

2.4	I. Rauch represents that it has received all of the permits required by the provisions of any law, in order to engage in this Agreement. A copy of the decision of the Board of Directors of I. Rauch, approving I. Rauch’s engagement in this Agreement, together with an approval by I. Rauch’s attorney that the decision to enter into this Agreement was made lawfully, is attached to this Agreement as Annex F.

3.	The Transaction

3.1	I. Rauch shall grant the Company an option, for a period of 3 months from the date of signature of this Agreement, to purchase the entire rights of I. Rauch in the intellectual property specified in Annex A to this Agreement, As Is, and subject to the accuracy of the representations of I. Rauch in this Agreement. In addition, I. Rauch grants the Company an option to receive a license to make use of the intellectual property specified in Annex C to this Agreement, As Is, and subject to the accuracy of the representations of I. Rauch in this Agreement.

(-)	(-)

For the avoidance of doubt, it is hereby clarified that the license to be granted by I. Rauch to the Company shall be an exclusive, irrevocable license, the Company may make exclusive and full use of the intellectual property detailed in Annexes A and C to this Agreement (including the granting of a license to third parties with respect to the patents, and including the full assignment of the Company’s rights under this Agreement to third parties, provided that I. Rauch’s rights to receive the entire consideration for exercising the option, according to this Agreement, are ensured, to its satisfaction and at its sole discretion.) I. Rauch undertakes not to grant to any other body any right whatsoever in the intellectual property specified in Annex C to this Agreement (whether by way of selling the intellectual property rights or whether by way of granting a license and/or other rights in the intellectual property). Following the granting of the license, the Company shall be entitled to notify I. Rauch that it waives the license, in which case I. Rauch shall be entitled to make any use of the intellectual property specified in Annex C, at its sole discretion but, despite this, the Company shall not be released of any of its obligations to pay I. Rauch the entire consideration for the granting of the license.

3.2	In the event that the option is exercised, the Company shall undertake to pay I. Rauch the following consideration:

3.2.1	The sum of US $300,000 plus VAT payable by law, in consideration for the purchase of the intellectual property detailed in Annex A to this Agreement. The sum of US $300,000 plus VAT payable by law shall be paid in two equal installments. The first installment shall be paid upon delivering notice of exercising the option, and the second installment shall be paid 9 months after delivery of the notice regarding exercising the option. As close as possible to the date of delivering the notice regarding exercising the option, the Company shall provide I. Rauch with a check in NIS, to secure timely payment of the second installment.

3.2.2	Royalties at a rate of 20% of the entire revenue turnover, according to the accepted accounting standards, if and to the extent the Company has same, and up to payment of royalties in an aggregate sum of US $500,000, plus VAT payable by law, in consideration for granting the right to use the intellectual property specified in Annex C to this Agreement. These payments shall be made on the basis of current month plus 60 days.

3.2.3	Payment in the sum of NIS 140,000 plus VAT payable by law (in the amounts and on the dates set for payment by Nitzanei Investments to Yuval Zinger, according to the judgment rendered at the Haifa District Court in Bankruptcy Case 258/98).

3.2.4	Soon after delivery of the notice regarding use of the option, the sum of up to US $8,000 shall be paid to Mr. David Klein, Patent Agent, for fees for services and fees relating to registration of the intellectual property specified in Annex C to this Agreement.

3.2.5	Payment to the Patent Agent, who shall be elected at the sole discretion of the Company, for fees for services and fees relating to the intellectual property specified in Annex C to this Agreement, as shall apply from time to time in the future, for completion of its approval and registration in the PCT treaty countries, as well as for maintenance thereof.

3.2.6	Payment to the Patent Agent and to the handler of regulatory relations with the FDA, both of whom shall be elected at the sole discretion of the Company, regarding the intellectual property specified in Annex A to this Agreement, with respect to registration of the assignment of ownership rights therein from Mali Tech Ltd. (in receivership) to the Company.

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4.	Taxes

4.1	The parties shall bear the payment of stamp duty applicable to this Agreement in equal shares.

4.2	Each party shall bear the taxes applicable to it as a result of execution of the allotment and/or exercise of the warrants, according to this Agreement.

5.	General

Each amount specified in US Dollars, shall be paid in NIS, according to the Dollar representative rate known at the time of actual payment (“Payment Sum in NIS”).

In the event that a check in NIS is provided in advance to I. Rauch, for payment on a future date, then upon arrival of such date of payment, the difference between the par value of the check and the Payment Sum in NIS shall either be paid to I. Rauch or returned to the Company.

The parties undertake to act in good faith and to mutually cooperate in order to execute the provisions of this Agreement, including taking any action, signing any document and obtaining any approval required for proper execution of the provisions of this Agreement.

6.	Notices

6.1	A notice sent to the parties’ addresses as first written in this Agreement above, by registered mail, shall be deemed to have been received by the receiving party within 72 hours from its dispatch. If notice as aforesaid has been delivered personally, it shall be deemed to have been received at the time of delivery.

6.2	Each party may change his address for purposes of this Agreement to another address in Israel, by providing written notice to the other party at the said address.

In witness whereof, the parties have set their hands at such place and time:

I. Rauch & Co. Financial Consultants Ltd.	Mazcold Ltd.
[signature]	[signature]

(-)	(-)

Annex A

Details of the assets transferred by assignment, which were previously purchased by Nitzani Investments Ltd. in accordance with a ruling dated March 7, 2007 in Bankruptcy Case 258/98, in the Haifa District Court, as follows:

List A – Patents

1. Patents In Israel, as follows:

1.1 Israeli patent number 101720.

1.2 Israeli patent number 104350.

2. Patents in the United States. As follows:

2.1 US (United States of America) Patent Number 5,578,014.

2.2 US Patent Number 5,921,963 – apparently this patent is not in effect.

2.3 US Patent Number 6,290,683

3. Patents in Europe, as follows:

3.1 Patent in Switzerland and in Lichtenstein, France, UK, Italy number 0637972.

3.4 Patent in Germany Number 69330786-2.

List B – FDA Clearance

1. The Easy-Ject device, intended for use for automatic insulin injections was cleared for marketing by the FDA, on November 23, 1999 (510(k) Document no. K972383).

2. The GoldFinger devices (including GoldFinger Automatic Blood Lancet Device and GoldFinger Automatic Blood Lancet Device Combined with Glucometer Device) intended for use as an automatic blood lancet device was cleared for marketing by the FDA on August 9, 2000 (510(k) Document no. K001162).

Annex B

[None]

Annex C

I Rauch & Co. Financial Consultants Ltd. will grant the right to use the patent application as follows:

Provisional US Patent Application Number 60883062

Annex D

1)	A copy of the ruling regarding the purchase of the intellectual property rights in Bankruptcy Case 258/98:

Bankruptcy Case 258/98	In the District Court
Before the honorable President Gideon Rinat	In Haifa

In the matter of:	The Companies Ordinance [New Version], 5743-1983
The “Companies Ordinance”;

And in the matter of:	Mali Tech Ltd. (in Receivership) P.C. 51171907
The “Company”

And in the matter of:	Avichai N. Vardi, Adv.
	The Company’s permanent receiver	The “Receiver”

Y.A. Adoram Investments Initiation Ltd.
By representative Yagal Adoram, Adv.

Bank Discount to Israel Ltd.
By representative Uri Godkorn, Adv.

Yuval Zinger
By representatice Eran Shira, Adv.

Nitzani Investmnets Ltd.
By representatice Israel Rauch

Branding Ltd.
By representatice D. Tishman and Co., Adv.

Ruling

Based on the agreement of the parties, the settlement agreement between the parties is hereby given an effect of a ruling, as follows:

1.	Nitzani Investments Ltd. shall be declared the winner of the “intellectual property” of the Company as shall be set forth below, against payment of NIS 500,000 (five hundred thousand NIS) plus VAT as required be law.

The list of intellectual property (hereinafter: the “Patents and/or Patent”) is attached to this ruling, constitutes an integral part hereof and is marked A.

It is hereby clarified that the list of Patents detailed in Annex A to this ruling, shall transfer into the sole possession and full ownership of Nitzani Investments Ltd., free of any debt and/or pledge and/or any third party rights whatsoever.

2.	For the complete and ultimate settlement of Mr. Yuval Zinger’s claims, including his assertions with respect to ownership rights in any of the Patents and/or assertions with respect to pledges, Nitzani Investments Ltd. shall pay Yuval Zinger a total and final amount of NIS 140,000 (one hundred and forty thousand NIS) plus VAT against invoice as required by law.

Mr. Yossi Rauch personally guarantees the payment of such amount, which shall be paid pursuant to the following conditions:

two equal installments, the one on 15.9.2007 and the second on 15.3.08.

the payment shall be made by a wire transfer to a bank account which details will be delivered by Adv. Fish to Adv. Adoram.

It is hereby clarified that the non-payment of the first installment on time will subject the entire amount to immediate repayment plus interest and linkage differentials as of the date of the ruling and until the actual date of payment.

It is further clarified that non-payment of the second payment on time, the debtors will pay the amount overdue plus interest and linkage differentials as of the date of the ruling and until the actual date of payment.

3.	The receiver will transfer to Nitzani Investments Ltd. the expenses of receivership paid by it in accordance with an approval provided by the accountant Gershgorn.

4.	Mr. Zinger hereby withdraws any claim against the amount of the interest charges and finance expenses recorded for the benefit of Nitzani Investments and/or Adoram Investments Ltd.

5.	The receiver shall be entitled to payment of an accumulated amount of NIS 200,000 plus VAT and plus 10,000 with respect to expenses less the amount paid.

Given today:
Signature of Judge or Court Registrar

Confirmation

I hereby confirm that this ruling was drafted by me, after carefully checking the facts relating to this creditors’ arrangement.

First and last name of attorney	Signature of attorney

2) An approval of the Board of Directors of Nitzani Investments:

Letterhead of Nitzani Investments Ltd.

Minutes

of the company’s board of directors’ meeting

which lawfully convened and took place

on March 8, 2007

Present: Mr. Yosef Rauch – member of the board of directors.

Elected as chairman – Mr. Yosef Rauch

Resolved as follows:

1. To sell to I. Rauch & Co. Financial Consultants Ltd (hereinafter: “I. Rauch & Co.”) the intellectual property detailed in Annex A, at the price in which it was purchased today by Nitzani Investments from Mali-Tech Ltd, (under receivership).

2. To authorize Mr. Yosef Rauch to sign on behalf of the company any document required for the execution of the sale.

/s/ Yosef Rauch
Yosef Rauch, Chairman

I, the undersigned, Israel Rauch advocate from 22 Bari St., Tel-Aviv 64232, hereby confirm that the above resolution was lawfully adopted, and that its content obligated the company, in accordance with its incorporation documents,

/s/ Israel Rauch
Israel Rauch, Adv.

3) Confirmation by an attorney that the entire sum has been paid:

Letterhead of Avichay N. Vardi, Law Offices

April 26, 2007

To Nitzani Investments Ltd.

22 Bari St.

Tel Aviv 64232

Re: Confirmation of the receipt of the entire consideration for the intellectual property

1.	By virtue of my position as the receiver of Mali-Tech Ltd. (in receivership), PC 51-157163-0 (hereinafter: the “Company in Receivership”), I hereby confirm that, pursuant to a ruling of March 7, 2007, which was given in the framework of Bankruptcy Case 258/98 in the Haifa District Court (honorable vice president, Justice Gideon Ginat), the following actions were taken as follows:

A.	On March 8, 2007, Nitzani Investments Ltd., PC 51-157163-0, paid to the Company in Receivership the entire consideration with respect to the purchase of the intellectual property of the Company in Receivership, in an amount of NIS500,000 plus VAT as required by law.

B.	The payment was made by way of offset, pursuant to an approval of March 20, 2007, which was provided to me by accountant Zvi Gershgoren, with respect to the outstanding loans in receivership financed by Nitzani Investments Ltd. for the Company in Receivership.

With respect greetings,

Avichay N. Vardi, Adv.

Copy:

Igal Adoram, Adv., Y.A. Adoram Investments Initiations Ltd. by fax 03-5756629

Annex E

1 January 2007

Yossi Rauch

I. Rauch & Co. Financial Consultants Ltd

Re: Patent Application

OurRef: 1050YOS-US

Dear Yossi,

I hereby verify that in the period March-May 2001, I prepared drafts for a patent application for Yossi Rauch, directed to skin-piercing devices for substance delivery in medical use.

A provisional application was filed in the US on 1 January 2007, application number 60/883,062, entitled Substance Delivery System.

The patent application includes the following features:

1. Sensors that help prevent inadvertent injection of substances into unwanted areas, such as blood vessels or muscular tissue. For example, if it is desired to prevent injection into a blood vessel, the sensors, upon sensing blood at the injection site, signal and instruct the substance delivery system to cease administering the substance.

2. A cooling plate for cooling the skin of the patient prior to and during injection. Thermal sensors sense the temperature of the skin and are used by the substance delivery system to control and time delivery of the substance through the skin.

3. Distribution of the substance is controlled to different injection depths. This may help alleviate pain and discomfort to the patient.

4. A multiplicity of needles that inject the substance at a plurality of injection sites, either simultaneously or in series, for example. Such an injection treatment plan may relieve pain as well.

5. The system may have a memory that stores injection parameters, such as but not limited to, the amount of the substance that is supposed to be injected and which is actually injected, the time of the injection, the type of substance, and the like.

6. Medical information sensed by the substance delivery system may be communicated to medical personnel. For example, the information may be sent online via the Internet or cellular communications and the like. Information may be sent automatically (after a certain time interval or after a certain number of medical activities, for example) or by download request of a doctor (with or without consent of the patient), for example. The substance delivery system may have a dedicated cellular communication device to send the information, as well as a display to display messages (e.g., SMS). In such a manner, medical personnel or a pharmacy may monitor usage of a drug. For example, if the patient has used up the drug, the medical personnel or pharmacy may order more of the drug, send the drug to the patient, and/or send a warning to the patient.

7. Medical information may also be communicated to insurance companies in order to keep track of drug delivery and check if the patient is really taking a medication in the proper dosage.

The insurance company may have the ability to remotely control the device, and thus control administration of drugs, diagnosis, etc.

In order to ensure that the device of the invention is working properly (administration of drugs, diagnosis, etc.), the device may operate only if sensors sense that the device is properly attached to the patient throughout the desired/required medical activity (administration of drugs, diagnosis, etc.), with or without a temperature sensor that senses the skin or body temperature before, during and after the medical activity.

The medical information may include reporting on pre-set or variable dosage of medicine as a function of different factors. The medical information may include at least one of the following: time and date of beginning and end of an event (e.g., diabetic or epileptic attack), geographic location of the event (e.g., with GPS sensor), nature of event, results of event (e.g., information about administration of drug, name of drug, amount, how it was administered, was drug successful or not, diagnostic information)

8. An actuator and a controller precisely control dispensing of the substance. For example, sensors may be provided for precise control and tracking of the movement of the plunger of the syringe. One or more volume sensors may be disposed in the syringe for sensing and monitoring the amount of substance present in the syringe or the amount of substance that has been dispensed.

Best regards,

David Klein
Dekel Patent Ltd.

SUBSTANCE DELIVERY SYSTEM

FIELD OF THE INVENTION

The present invention relates generally to skin-piercing devices for substance delivery in medical use.

BACKGROUND OF THE INVENTION

Many kinds of substance delivery systems are known for injection, subcutaneous or transcutaneous delivery of drugs and other related substances through the skin of a patient. Such systems include needle assemblies, such as the familiar hypodermic needle or syringe, or a medication delivery pen, for example. Medication delivery pens are types of hypodermic syringes that are used for self-injection of precisely measured doses of medication. Pens are widely used, for example, by diabetics to dispense insulin.

Other kinds of subcutaneous or transcutaneous systems include infusion pumps, which may be semi-automated or fully automated, external or implantable. Such pumps may be used advantageously with electrochemical sensors that detect and/or quantify specific agents in a patient’s blood. For example, glucose sensors have been developed for use in obtaining an indication of blood glucose levels in a diabetic patient, and the glucose level is used to control the amount of insulin introduced to the patient by the infusion pump.

A problem with prior art needle assemblies is the difficulty to ensure that the patient is injecting the medication into the correct tissue. For example, injection of certain substances into muscle tissue may be painful or dangerous. On the other hand, other substances should indeed be injected into muscle tissue, and for those substances, injection directly into a vein may be painful or even harmful.

Another problem with prior art needle assemblies is the lack of control on the delivery of the medication to the patient. Medical personnel who rely on the patient to self-inject the medication at home, do not have any effective way of knowing if the patient indeed administered the correct dosage at the correct time intervals. Insurance companies who have issued health or life insurance policies to patients would also like to know if the patient is correctly administering needed drugs.

SUMMARY OF THE INVENTION

The present invention seeks to provide improved substance delivery systems that help control and monitor delivery of substances, such as medications and the like, to patients.

One embodiment of the invention includes sensors that help prevent inadvertent injection of substances into unwanted areas, such as blood vessels or muscular tissue. For example, if it is desired to prevent injection into a blood vessel, the sensors, upon sensing blood at the injection site, signal and instruct the substance delivery system to cease administering the substance.

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Another embodiment of the invention includes a cooling plate for cooling the skin of the patient prior to and during injection. This embodiment may be provided with thermal sensors that sense the temperature of the skin, or with contact sensors that sense proper thermal contact of the cooling plate with the skin, which sensors are used by the substance delivery system to control and time delivery of the substance through the skin.

In another aspect of the invention, distribution of the substance is controlled to different injection depths. This may help alleviate pain and discomfort to the patient. The substance may be injected at different depths continuously or discretely, and the distribution may or may not be homogeneous.

Another embodiment of the invention includes a multiplicity of needles that inject the substance at a plurality of injection sites, either simultaneously or in series, for example. Such an injection treatment plan may relieve pain as well.

Yet another embodiment of the invention includes various elements for substance delivery management. For example, the system may have a memory that stores injection parameters, such as, but not limited to, the amount of the substance that is supposed to be injected and which is actually injected, the time of the injection, the type of substance, and the like. The system may sense movement of the syringe piston. One particularly advantageous use of such an embodiment is a glucometer that may use the data stored in the memory, or alternatively, may accept data input in real time, to inject insulin as a function of the injection parameters.

Medical information sensed by the substance delivery system may be communicated to medical personnel. For example, the information may be communicated (that is, sent or received) on-line (such as to a personal computer (PC) or any other suitable device of medical personnel) via the Internet, cellular, satellite, multimedia, Bluetooth, infrared, USB, any wired or wireless communications and the like. Different signals (audio or visual) may be used in communicating the information. Information may be sent automatically or by download request of a doctor, for example. The substance delivery system may have a dedicated cellular communication device to send the information, as well as a display to display messages (e.g., Short Message Service (SMS)). In such a manner, medical personnel or a pharmacy may monitor usage of a drug. For example, if the patient has used up the drug, the medical personnel or pharmacy may order more of the drug, send the drug to the patient, and/or send a warning to the patient.

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Medical information may also be communicated to insurance companies in order to keep track of drug delivery and check if the patient is really taking a medication in the proper dosage. The insurance company may have the ability to remotely control the device, and thus control administration of drugs, diagnosis, etc.

In order to ensure that the device of the invention is working properly (administration of drugs, diagnosis, etc.), the device may operate only if sensors sense that the device is properly attached to the patient throughout the desired/required medical activity (administration of drugs, diagnosis, etc.), with or without a temperature sensor that senses the skin or body temperature before, during and after the medical activity.

BRIEF DESCRIPTION OF THE DRAWINGS

The present invention will be understood and appreciated more fully from the following detailed description taken in conjunction with the drawings in which:

Fig. 1 is a simplified pictorial illustration of a substance delivery system, constructed and operative in accordance with a preferred embodiment of the present invention;

Fig. 2 is a simplified pictorial illustration of a sensor system useful with the substance delivery system of Fig. 1;

Fig. 3 is a simplified pictorial illustration of a sensor system useful in the substance delivery system of Fig. 1, wherein the sensor system may prevent subcutaneous delivery of a substance to an undesirable delivery site;

Fig. 4 is a simplified pictorial illustration of a substance delivery system, constructed and operative in accordance with another preferred embodiment of the present invention, comprising a controller that controls subcutaneous delivery of a substance and communicates with medical personnel, insurance companies and the like;

Fig. 5 is a simplified pictorial illustration of a sensor system useful in any of the substance delivery systems of the present invention, wherein the sensor system senses parameters associated with the subcutaneous delivery of a substance, such as travel of a syringe plunger, for example; and

Fig. 6 is a simplified pictorial illustration of a substance delivery system, constructed and operative in accordance with yet another preferred embodiment of the present invention, comprising a controller that controls subcutaneous delivery of a substance at a plurality of delivery sites.

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DETAILED DESCRIPTION OF A PREFERRED EMBODIMENT

Reference is now made to Fig. 1, which illustrates a substance delivery system 10, constructed and operative in accordance with a preferred embodiment of the present invention.

Substance delivery system 10 preferably includes a syringe 12 (with a plunger 15) cooperating with a needle 14 for injecting a substance 16 through a skin 17. (It is noted that throughout the disclosure and claims, the term “skin” refers to the epidermis or any portion thereof, such as the stratum corneum.) A known problem with prior art needle assemblies is the pain caused to patients when the needle 14 pierces the skin 17. One solution to this problem is to use a cooling plate 18, as disclosed in US Patents 5,578,014 and 5,921,963, the disclosures of which are incorporated herein by reference. The cooling plate 18 cools the skin 17 prior to and during injection with needle 14, such as by means of thermoelectric cooling (the so-called Peltier effect, wherein electrical current passing through the junction of certain dissimilar materials creates a cooling effect at the junction). The cooling of the skin 17 tends to significantly alleviate pain and discomfort to the patient.

Needle 14 passes through an aperture 20 formed in cooling plate 18. A compressible alignment device 22 is preferably provided for guiding needle 14 while passing through aperture 20. Alignment device 22 also preferably compensates for some angular misalignment or deviation of needle 14 and/or syringe 12 from perpendicularity with respect to skin 17.

Reference is now made to Fig. 2, which illustrates a sensor system 24, constructed and operative in accordance with a preferred embodiment of the present invention, which is adapted to sense a thermal parameter associated with cooling skin 17. Sensor system 24 may include one or more temperature sensors 26 embedded in plate 18, such as a thermocouple or thermistor, e.g., either a positive temperature coefficient (PTC) or negative temperature coefficient (NTC) thermistor, for sensing the temperature of plate 18 near skin 17. Temperature sensor 26 may be connected to a microprocessor 28 that interprets the temperature sensed by sensor 26 and signals the medical practitioner if there is sufficient cooling for virtually painless injection. For example, sensor system 24 may be preset such that if the temperature of cooling plate 18 is at a predetermined (or selectively programmed) value, e.g., 10°C, then a green “GO” light 30 may light or flash to indicate that one may substantially painlessly inject a medication. This predetermined (or selectively programmed) value is preferably based on what the temperature of the skin 17 is, rather than the plate 18, taking into account thermal losses due to, inter alia, thermal contact resistance between plate 18 and skin 17. Conversely, if the critical temperature of 10°C has not yet been reached, then a red “NO GO” light 32 may light or flash to indicate that one should not yet inject the medication. In this manner, sensor system 24 may be used to control the subcutaneous delivery of substance 16 through skin 17.

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Sensor system 24 may comprise other sensors as well. For example, there may be a thermal contact sensor 34, which may indicate if cooling plate 18 is properly pressed against skin 17. Thermal contact sensor 34 may comprise a spring or other equivalent biasing device, which senses a force that urges plate 18 against skin 17. If the force is at a predetermined (or selectively programmed) value, e.g., 5 N, then green “GO” light 30 may light or flash, indicating that injection is permissible. Conversely, if the force is below this value, then red “NO GO” light 32 may light or flash to indicate that one should not yet inject the medication.

Reference is now made to Fig. 3, which illustrates another feature of sensor system 24 that may help prevent subcutaneous delivery of substance 16 to an undesirable delivery site, such as blood vessels or muscular tissue. For example, sensor system 24 may include one or more biological, chemical or physiological sensors 36, which may be embedded in plate 18 or disposed on or in needle 14. Sensors 36, for example, may detect the presence of blood, in which case sensors 36 may be optical sensors, e.g., photocells with a local fiber-optic light source. As another example, sensors 36 may be adapted to sense muscle tissue, such as by a change in physiological properties between non-muscular tissue and muscular tissue. As yet another example, sensors 36 may comprise small and flexible electrochemical sensors adapted for subcutaneous placement in direct contact with patient blood or other extracellular fluid, wherein such sensors may be used to obtain periodic readings over an extended period of time. In such a case, sensors 36 may comprise flexible transcutaneous sensors that include thin film conductive elements encased between flexible insulative layers of polyimide sheet or similar material, wherein exposed electrodes may come into contact with patient blood or the like. Sensors 36, upon sensing an undesirable injection site (blood, muscle, sugar level not acceptable for permissible injection, etc.), may signal microprocessor 28, which in turn lights or flashes “NO GO” light 32 to indicate that one should not inject the medication.

The microprocessor 28 of the substance delivery system is just one example of a controller used in the present invention. Reference is now made to Fig. 4; which illustrates a substance delivery system 40, constructed and operative in accordance with another preferred embodiment of the present invention, comprising a controller 42 that further controls subcutaneous delivery of substance 16, as is now described.

In one embodiment of the invention, plunger 15 of syringe 12 is coupled or otherwise connected to an actuator 44, such as a step motor, linear actuator, solenoid and the like. Actuator 44 is in communication with controller 42, and together they may precisely control

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movement of plunger 15 in dispensing substance 16. In accordance with a preferred embodiment of the present invention, controller 42 may control subcutaneous distribution of substance 16 to different depths below skin 17, which may help alleviate pain to the patient. Controller 42 may control delivery of substance 16 at different depths continuously or discretely, and the distribution may or may not be homogeneous.

Referring additionally to Fig. 5, sensors may be provided for precise control of the movement of plunger 15. For example, one or more miniature linear transducers or encoders 48 may be placed at convenient places in syringe 12 or on plunger 15 for tracking the plunger movement. Additionally or alternatively, one or more volume sensors 50 may be disposed in syringe 12 for sensing and monitoring the amount of substance 16 present in syringe 12 or the amount of substance 16 that has been dispensed.

Referring again to Fig. 4, substance delivery system 40 may comprise a memory 46, such as a non-volatile memory, e.g., flash memory or EEPROM (electrically erasable, programmable read only memory), in which are stored substance delivery parameters, such as but not limited to, the amount of substance 16 that is to be delivered, the amount of substance 16 that is actually delivered, the time of delivery of substance 16, and properties of substance 16. Memory 46 may also comprise any suitable memory medium, such as a floppy disk, smart card or flash memory card, such as an MMC (Multi Media Card, e.g., made by Siemens/SanDisk), or an SSFDC (Solid State Floppy Disk Card) also called a Smart Media Card (SMC, e.g., made by Toshiba).

One particularly advantageous use of such an embodiment is a glucometer that may use the data stored in memory 46, or alternatively, may accept data input in real time, to inject insulin as a function of the injection parameters.

Substance delivery system 40 may comprise communication apparatus 52, such as a transceiver, adapted to communicate any information or data sensed by any of the sensor systems of the invention to medical personnel. For example, communication apparatus 52 may comprise a dedicated cellular communication device, equipped with all the necessary control buttons 54 and a display 56 to display messages (e.g., Short Message Service (SMS)).

Medical information sensed by substance delivery system 40 may be communicated to medical personnel. For example, the information may be sent on-line to a personal computer (PC) 58 of medical personnel via the Internet or cellular communications and the like. Information may be sent automatically (after a certain time interval or after a certain number of medical activities, for example) or by download request of a doctor (with or without consent of the patient), for example. In such a manner, medical personnel or a pharmacy 59

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may monitor usage of a drug. For example, if the patient has used up the drug, the medical personnel or pharmacy may order more of the drug, send the drug to the patient, and/or send a warning to the patient. Medical information may also be communicated to insurance companies 60 in order to keep track of drug delivery and check if the patient is really taking a medication in the proper dosage. The medical information may include reporting on pre-set or variable dosage of medicine as a function of different factors. The medical information may include at least one of the following: time and date of beginning and end of an event (e.g., diabetic or epileptic attack), geographic location of the event (e.g., with GPS sensor), nature of event, results of event (e.g., information about administration of drug, name of drug, amount, how it was administered, was drug successful or not, diagnostic information)

Reference is now made to Fig. 6, which illustrates a substance delivery system 62, constructed and operative in accordance with yet another preferred embodiment of the present invention. Substance delivery system 62 is preferably substantially identical to substance delivery system 10 or 40, except that substance delivery system 62 comprises a multiplicity of needles 64, and a controller 66 (which may be constructed generally the same as controller 42) in communication with needles 64. Controller 66 controls subcutaneous distribution of the substance 16 at a plurality of injection sites with two or more needles 64. For example, controller 66 may cause two or more needles 64 to inject substance 16 generally simultaneously or in series or in random. Such an injection treatment plan may relieve pain as well.

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It will be appreciated by person skilled in the art, that the present invention is not limited by what has been particularly shown and described herein above. Rather the scope of the present invention is defined only by the claims that follow:

CLAIMS

What is claimed is:

1. A method for substance delivery, comprising:

introducing a substance delivery system subcutaneously to a delivery site in a patient; and

preventing said substance delivery system from delivering a substance to said delivery site if said delivery site is sensed to be undesirable for delivery thereat of said substance.

2. The method according to claim 1 wherein said preventing comprises preventing delivery of said substance to at least one of a blood vessel and muscular tissue.

3. A method for substance delivery, comprising:

cooling a skin of a patient;

sensing a thermal parameter of said cooling; and

subcutaneously delivering a substance through said skin based upon the sensed thermal parameter.

4. The method according to claim 3 wherein said sensing comprises sensing at least one of a temperature of the skin and a thermal contact with the skin.

5. A method for substance delivery, comprising:

controlling subcutaneous distribution of a substance to different depths below a skin of a patient.

6. The method according to claim 5 wherein said controlling comprises subcutaneously delivering said substance continuously to different depths.

7. The method according to claim 5 wherein said controlling comprises subcutaneously delivering said substance discretely to different depths.

8. The method according to claim 5 wherein said controlling comprises subcutaneously delivering said substance homogeneously.

9. The method according to claim 5 wherein said controlling comprises subcutaneously delivering said substance non-homogeneously.

10. A method for substance delivery, comprising:

providing a substance delivery system that includes a multiplicity of needles; and

injecting a substance at a plurality of injection sites with at least two of said needles.

11. A method for substance delivery, comprising:

providing a substance delivery system that includes a memory in which are stored substance delivery parameters;

retrieving said parameters from said memory; and

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subcutaneously delivering a substance through said skin based upon said parameters.

12. The method according to claim 11 wherein said retrieving comprises retrieving parameters that include at least one of an amount of the substance that is to be delivered, an amount of the substance that is actually delivered, a time of delivery of the substance, and properties of the substance.

13. A method for substance delivery, comprising:

subcutaneously delivering a substance to a patient;

sensing information related to subcutaneous delivery of the substance to the patient;

communicating the sensed information to medical personnel.

14. The method according to claim 13 wherein said medical personnel comprises an insurance company, and the method further comprises monitoring delivery of said substance in accordance with an insurance policy.

15. A substance delivery system comprising:

a subcutaneous delivery device adapted to subcutaneously deliver a substance to a delivery site in a patient; and

a sensor system adapted to prevent said subcutaneous delivery system from delivering a substance to said delivery site if said sensor system senses that delivery site is undesirable for delivery thereat of said substance.

16. The system according to claim 15 wherein said sensor system is adapted to sense if said subcutaneous delivery device is delivering the substance to at least one of a blood vessel and muscular tissue.

17. A substance delivery system comprising:

a subcutaneous delivery device comprising a cooling plate adapted to cool a skin of a patient; and

a sensor system adapted to sense a thermal parameter associated with cooling said skin.

18. The system according to claim 17 wherein said sensor system is adapted to control subcutaneous delivery of a substance through said skin based upon the sensed thermal parameter.

19. The system according to claim 17 wherein said sensor system comprises at least one of a temperature sensor and a thermal contact sensor.

20. A substance delivery system comprising:

a subcutaneous delivery device adapted to subcutaneously deliver a substance to a delivery site in a patient; and

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a controller in communication with said subcutaneous device adapted to control subcutaneous distribution of a substance to different depths below a skin of a patient.

21. The system according to claim 20 wherein said controller is adapted to control subcutaneous delivery of said substance continuously to different depths.

22. The system according to claim 20 wherein said controller is adapted to control subcutaneous delivery of said substance discretely to different depths.

23. The system according to claim 20 wherein said subcutaneous delivery device is adapted to deliver said substance homogeneously.

24. The system according to claim 20 wherein said subcutaneous delivery device is adapted to deliver said substance non-homogeneously.

25. A substance delivery system comprising:

a subcutaneous delivery device adapted to subcutaneously deliver a substance to a delivery site in a patient, said device comprising a multiplicity of needles; and

a controller in communication with said needles adapted to control subcutaneous distribution of a substance at a plurality of injection sites with at least two of said needles.

26. The system according to claim 25 wherein said controller is adapted to cause at least two of said needles to inject said substance generally simultaneously.

27. A substance delivery system comprising:

a subcutaneous delivery device adapted to subcutaneously deliver a substance to a delivery site in a patient, said device comprising a memory in which are stored substance delivery parameters; and

a controller in communication with said memory adapted to control subcutaneous distribution of a substance based upon said parameters.

28. The system according to claim 27 wherein said parameters comprise at least one of an amount of the substance that is to be delivered, an amount of the substance that is actually delivered, a time of delivery of the substance, and properties of the substance.

29. A substance delivery system comprising:

a subcutaneous delivery device adapted to subcutaneously deliver a substance to a delivery site in a patient;

a sensor adapted to sense information related to subcutaneous delivery of the substance to the patient; and

communication apparatus adapted to communicate the sensed information to medical personnel.

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30. The system according to claim 29 wherein said communication apparatus comprises a dedicated cellular communication device.

31. The system according to claim 29 wherein said communication apparatus comprises a display.

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ABSTRACT OF THE DISCLOSURE

Methods for substance delivery and substance delivery systems are disclosed. One embodiment of the invention helps prevent inadvertent injection of substances into unwanted areas, such as blood vessels or muscular tissue. Another embodiment of the invention includes a cooling plate for cooling the skin of the patient prior to and during injection. In another aspect of the invention, distribution of the substance is controlled to different injection depths. Another embodiment of the invention includes a multiplicity of needles that inject the substance at a plurality of injection sites, either simultaneously or in series, for example. Yet another embodiment of the invention includes various elements for substance delivery management.

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Annex F

Letterhead of I. Rauch & Co. Financial Consultants Ltd.

Minutes

of the company’s board of directors’ meeting

which lawfully convened and took place

on May 2, 2007

Present:	Mr. Israel Rauch – member of the board of directors;
Ms. Ruth Rauch – member of the board of director;
Mr. Yosef Rauch – member of the board of directors.

Elected as chairman – Mr. Israel Rauch

Resolved as follows:

1. To enter into an agreement with Mazcold Ltd., pursuant to which I. Rauch & Co. will sell to Mazcold the intellectual property detailed in Annex A and will grant Mazcold a license to use the intellectual property details in Annex B, under the terms detailed in the draft agreement attached as Annex C.

2. To authorize Mr. Yosef Rauch to sign on behalf of the company on the agreement between the company and Mazcold Ltd., and any additional document required for the execution of the agreement.

/s/ Israel Rauch
Yosef Rauch, Chairman

I, the undersigned, Israel Rauch, advocate from 22 Bari St., Tel-Aviv 64232, hereby confirm that the above resolution was lawfully adopted, and that its content obligated the company, in accordance with its incorporation documents,

/s/ Israel Rauch
Israel Rauch, Adv.